Exhibit 4.4

Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended

As of December 31, 2023, Oxbridge Re Holdings Limited (the “Company,” “we,” “us,” and “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) – our ordinary shares and warrants to purchase ordinary shares.

The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Third Amended and Restated Memorandum and Articles of Association (“Articles”) and our form of Warrant Agreement (as amended by Amendment #2 to Warrant Agreement), each of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and incorporated by reference herein.

Ordinary Shares

General

The ordinary shares constitute common equity of our company. We are authorized to issue up to 50,000,000 ordinary shares, par value $0.001. As of the date of this Annual Report on Form 10-K, our share capital consists of only the ordinary shares. However, subject to the provisions in the Articles and without prejudice to any rights of existing shares, the Board of Directors may create different classes of shares and may vary the rights of such classes of shares.

Dividends

The Board of Directors may declare dividends and other distributions out of funds legally available for dividends and in accordance with the Companies Law of the Cayman Islands (“Companies Law”) and the Articles. Our ability to pay dividends depends on the ability of Oxbridge Reinsurance Limited and/or Oxbridge Re NS, our wholly owned subsidiaries, to pay dividends to us. Oxbridge Reinsurance Limited and Oxbridge Re NS are subject to the Cayman Islands regulatory constraints that affect its ability to pay dividends to us. Under the Cayman Islands law and related regulations, both Oxbridge Reinsurance Limited and Oxbridge Re NS must maintain a minimum net worth and may not declare or pay dividends that would result in non-compliance with such requirements. In addition, under the Cayman Islands law, Oxbridge Reinsurance Limited or Oxbridge Re NS may not pay or declare a dividend unless immediately following the date on which the dividend is proposed to be paid by us, Oxbridge Reinsurance Limited or Oxbridge Re NS, as the case may be, are able to pay our or their debts as they fall due in the ordinary course of business. Accordingly, we may not be able to declare or pay dividends on the ordinary shares. Except as otherwise provided by the rights attached to any shares, the Board of Directors may deduct from any dividend or other distribution payable to any holder of our shares all sums of money payable by such holder to the company.

Voting

Holders of our ordinary shares are generally entitled to one vote per share, other than in circumstances set forth in the Articles. In certain circumstances, the total voting power of our ordinary shares held by any one person will be reduced to less than 9.9% of the total voting power of the total issued and outstanding ordinary shares. In the event a holder of our ordinary shares acquires shares representing 9.9% or more of the total voting power of our total ordinary shares, there will be an effective reallocation of the voting power of the ordinary shares as described in the Articles.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our Articles.

Selection of Directors

There are currently five (5) directors on our Board of Directors. The number of directors may be increased or reduced by an ordinary resolution passed by a simple majority of the holders of our shares. Directors may be appointed by an ordinary resolution passed by a simple majority of the holders of our shares. However, the Board of Directors may also appoint an additional director, provided that the appointment does not cause the number of directors to exceed the number fixed in accordance with the Articles as the maximum number of directors.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption, or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Preemptive Rights; Redemption Rights; Further Calls and Assessment

Although our Articles allow us to issue shares with preemptive rights and redemption rights provisions, the ordinary shares are not subject to any preemptive rights or redemption rights provisions.

Our Articles also permit our Board of Directors to make calls upon holders in respect of monies unpaid on their shares.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by our Board of Directors. Additionally, on the requisition of shareholders representing not less than 66.66% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. Advance notice of at least ten days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than a majority in par value of the total issued voting shares in our company.

Proceedings of Board of Directors

Our Articles provide that our business is to be managed and conducted by our Board of Directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be a majority of the directors.

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Exempted Company

As a Cayman Islands exempted companies, each of Oxbridge Re Holdings Limited and Oxbridge Reinsurance Limited is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of our business carried on outside the Cayman Islands.

Register of Members

Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third-party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company be rectified where it considers that such register of members does not reflect the correct legal position. The register of members is not filed with, and it does not need to be approved by, the Cayman Islands authorities. Under Cayman Islands law, every person or entity that acquires our shares must have his, her or its name entered on our register of members in order to be considered a shareholder.

Warrants

Each warrant may be exercised to purchase one ordinary share from us at a purchase price of $7.50 per share. The warrants can be exercised at any time until March 26, 2029. The warrants are exercised by surrendering to us the warrants to be exercised, with an exercise form included therein duly completed and executed and paying to us the exercise price per share in cash or check payable to us. At any time while there is an effective registration statement available for the issuance of shares issuable pursuant to the warrants, the warrants may be exercised only with a cash payment. If a registration statement is not available for the issuance of the underlying shares, the warrants may be exercised on a cashless net-share basis. We are obligated under the warrants to use our best efforts to maintain an effective registration statement with respect to the issuance of the underlying shares. However, under no circumstances will a holder of warrants be entitled to settle the warrants for cash, even in the absence of an effective registration statement.

As long as any warrants remain outstanding, ordinary shares to be issued upon the exercise of warrants will be adjusted in the event of one or more stock splits, readjustments or reclassifications. In the event of the foregoing, the remaining number of ordinary shares still subject to the warrants shall be increased or decreased to reflect proportionately the increase or decrease in the number of ordinary shares outstanding and the exercise price per share shall be decreased or increased as the case may be, in the same proportion.

We have reserved a sufficient number of ordinary shares for issuance upon exercise of the warrants and such shares, when issued in accordance with the terms of the warrants, will be fully paid and non-assessable. Fractional shares will not be issued upon the exercise of warrants, and no payment will be made with respect to any fractional shares to which any warrant holder might otherwise be entitled upon exercise of warrants. No adjustments as to previously declared or paid cash dividends, if any, will be made upon any exercise of warrants.

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The holders of the warrants as such are not entitled to vote, receive dividends or to exercise any of the rights of holders of ordinary shares for any purpose until such warrants shall have been duly exercised and payment of the purchase price shall have been made.

If for at least ten (10) trading days within any period of twenty (20) consecutive trading days, including the last trading day of the period, the closing price per ordinary exceeds 125% of the warrant’s exercise price, we may cancel any warrants remaining outstanding and unexercised. The date upon which we may cancel such warrants must be a date which is more than thirty (30) calendar days, but less than sixty (60) calendar days, after a notice is mailed by first class mail to all registered holders of the warrants following the satisfaction of the conditions described above, or such longer time as may be required by regulatory authorities. The notice of cancellation must be mailed by us on or before the ninetieth (90th) calendar day following the last trading day of any twenty (20) consecutive trading day period that triggers our right to cancel any warrants.

Book-Entry Form

Individual certificates will not be issued for the ordinary shares and warrants. Instead, one or more global certificates are deposited by us with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the ordinary shares and warrants outstanding at any time. Accordingly, holders of our shares and warrants are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the securities through DTC Participants or Indirect Participants. The securities are only transferable through the book-entry system of DTC. Holders who are not DTC Participants may transfer their securities through DTC by instructing the DTC Participant holding their securities (or by instructing the Indirect Participant or other entity through which their securities are held) to transfer the securities. Transfers will be made in accordance with standard securities industry practice.

Anti-Takeover Provisions

Some provisions of our Articles may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such shares without any further vote or action by our shareholders;

●	prohibit cumulative voting (the ordinary shares will generally be entitled to one vote per share other than in the circumstances noted in the Articles); and

●	establish requirements for proposing matters that can be acted on by shareholders at extraordinary general meetings.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Articles for a proper purpose and for what they believe in good faith to be in the best interests of our company.

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